Exhibit 10.13

NEXPOINT RESIDENTIAL TRUST, INC.

Form of Restricted Stock Units Agreement

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of _________, 20__, by and between NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), and ___________ (the “Grantee”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Long Term Incentive Plan (the “Plan”).
2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Grantee as of ______, 20__ (the “Date of Grant”) [•] Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one Share subject to and upon the terms and conditions of this Agreement.
3.
Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Shares underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.
Vesting of RSUs.
(a)
The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof (“Vest,” or similar terms) on the first anniversary of the Date of Grant, conditioned upon the Grantee’s continuous service on the Board through such date (the period from the Date of Grant until the first anniversary of the Date of Grant, the “Vesting Period”). Any RSUs that do not so Vest will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Grantee ceases to continuously serve on the Board prior to the end of the Vesting Period.
(b)
Notwithstanding Section 4(a) above, the RSUs shall Vest upon the Grantee’s cessation of service on the Board if such service should cease prior to the end of the Vesting Period due to the Grantee’s death or Disability (to the extent the RSUs have not previously become Vested or been forfeited) in accordance with Section 5 hereof.
(c)
Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Grantee is continuously serving on the Board, a Change in Control occurs, then all of the RSUs will become Vested and payable to the Grantee in accordance with Section 5 hereof.
(d)
For purposes of this Agreement, “Disability” shall mean a medically determinable physical or mental impairment expected to result in death or to continue for a period of not less than 12 months that causes the Grantee to be unable to engage in any substantial gainful activity.
5.
Form and Time of Payment of RSUs.
(a)
Payment for the RSUs, after and to the extent they have become Vested, shall be made in the form of Shares. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become Vested pursuant to Section 4 hereof.
(b)
Except to the extent provided by Section 409A of the Code and permitted by the Committee, no Shares may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.
(c)
The Committee may also determine to pay for Vested RSUs in cash based on the market value of the Shares on the date of settlement. The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Shares corresponding to such RSUs or upon a cash payment corresponding to such RSUs.
6.
Dividend Equivalents; Other Rights.
(a)
The Grantee shall have no rights of ownership in the Shares underlying the RSUs and no right to vote the Shares underlying the RSUs until the date on which the Shares underlying the RSUs are issued or transferred to the Grantee pursuant to Section 5 above.
(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become Vested and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the RSUs in respect of which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are paid in Shares.
(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.
Adjustments. The number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
8.
Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any Shares.
9.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. Notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue Shares or make any payments pursuant to this Agreement if the issuance or payment thereof could impair the Company’s status as a REIT.
10.
Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
11.
No Right to Future Awards or Board Membership. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis, and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.
12.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act or to prevent impairment of the Company’s status as a REIT.
13.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
14.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
15.
Clawback. Any award granted under this Agreement shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, in each case, as may be amended from time to time.
16.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Maryland, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
18.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
19.
Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
20.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

NEXPOINT RESIDENTIAL TRUST, INC.

By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name: